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TABLE OF CONTENTS

As filed with the Securities and Exchange Commission on April 12, 2005.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

DEJA FOODS, INC.
(Name of small business issuer in its charter)

Nevada	5141	05-0581183
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer I.D. Number)

16501 Ventura Blvd., Suite 608
Encino, California 91436
(818) 788-5337
(Address and telephone number of principal executive offices)

16501 Ventura Blvd., Suite 608
Encino, California 91436
(818) 788-5337
(Address of principal place of business or intended principal place of business)

David Fox
16501 Ventura Blvd., Suite 608
Encino, California 91436
(818) 788-5337
(Name, address and telephone number of agent for service)

Copies to:

Gary A. Agron, Esquire
5445 DTC Parkway, Suite 520
Greenwood Village, CO 80111
(303) 770-7254

        Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

        If any securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:    ☒

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common stock, $.001 par value	559,028 Shares	$2.00	$1,118,056	$132

        This registration statement registers the resale of 559,028 shares of common stock held by security holders of the Registrant. In addition to the number of shares set forth above, the amount to be registered includes any shares of common stock issued as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416.

        The Proposed Maximum Offering Price Per Share and the Proposed Maximum Aggregate Offering Price in the table above are estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) promulgated under the Securities Act of 1933. The per share offering price was calculated based upon a price of $2.00 per share, which is the highest anticipated price that the shares are expected to trade upon listing on the over-the-counter Electronic Bulletin Board.

        The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until it shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion                                                 Dated April 12, 2005

559,028 shares of common stock
initially offered at $2.00 per share

DEJA FOODS, INC.

        This prospectus covers the resale of 559,028 shares of our common stock held by our selling stockholders whose names and share amounts are set forth under "Selling Stockholders and Plan of Distribution" in this prospectus. The shares will be offered by our selling stockholders initially at $2.00 per share and thereafter at then prevailing market prices or privately negotiated prices. The offering will terminate on the earlier of the date all of the shares are sold or one year from the date hereof. We will not receive any proceeds from the sale of shares offered by the selling stockholders.

        There is no market for our common stock and no assurance that a market will develop in the future. We have applied to list our common stock on the over-the-counter Electronic Bulletin Board following the effective date of this prospectus.

        Investing in our common stock involves substantial risks. See "Risk Factors" beginning on page 3.

        The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense. The date of this prospectus is            , 2005.

TABLE OF CONTENTS

About This Prospectus.
Summary
Summary Financial Data
Risk Factors
Forward-Looking Statements
Use of Proceeds
Capitalization
Selected Financial Data
Management's Discussion and Analysis of Financial Condition and Results of Operations
Business
Management
Security Ownership of Executive Officers, Directors And Beneficial Owners of Greater Than 5% of Our Common Stock
Selling Stockholders And Plan of Distribution
Related Party And Other Material Transactions
Description of Capital Stock
Shares Eligible For Future Sale
Experts
Legal Matters
Where You Can Find More Information
Financial Statements

        You may rely only on the information contained in this prospectus. Neither we nor the underwriters have authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the underwriters are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

ABOUT THIS PROSPECTUS

        You should rely only on the information contained in this prospectus as we have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where such an offer or sale is not permitted.

i

SUMMARY

        This summary highlights material information regarding our company and the offering contained in this prospectus. However, you should read the entire prospectus carefully, including the financial information and related notes, before making an investment decision. All references to shares of common stock in this Prospectus reflect a 3.550972 shares for one share forward stock split effective in November 2004.

Business

        Founded in 2003, we are a nationwide food distributor that offers food products in bulk quantities for sale to price sensitive, high volume purchasers such as prisons, mental health facilities and governmental agencies, which we refer to as the "institutional" part of our business. We also sell our food products in bulk to deep discount food stores ranging from small independent retailers to chain discount stores, such as Dollar Tree, 99 Cents Stores and Big Lots. We refer to our sales to discount food stores as the "retail" part of our business.

        Often, we obtain the food products we sell to our institutional and retail customers from manufacturers who contact us regularly when they experience over production, cancelled orders or label changes. These manufacturers regard our distribution systems as an efficient way to liquidate their inventory without using their own sales networks. In overstock situations, these manufacturers are willing to deeply discount their prices to us because our distribution channels do not compete with their customary sales channels. We make these "opportunity" purchases from a number of multinational food manufacturers, including Con Agra, Del Monte, National Frozen Foods and Cool Brands.

        We also arrange for "continuity" purchases of food products on a regular and ongoing basis from specific manufacturers which we sell to our retail and institutional customers. Many of our food products, which we obtain regularly from domestic and overseas manufacturers, are manufactured for us under our own "Deja Foods™" label.

History

        We were organized as a Nevada corporation in August 2003 to conduct our food products business. In 2003 and 2004 we issued 3,550,972 shares of our common stock to David Fox, our founder and Chief Executive Officer, and Mr. Fox subsequently gifted 10,000 shares of his common stock to three individuals. Between December 2004 and March 2005, we sold 500,000 shares for $1.00 per share to a group of 20 accredited investors. Our corporate offices are located at 16501 Ventura Blvd., Suite 608, Encino, California 91436, and our telephone number is (818) 788-5337. Our website address is www.dejafoods.com. Information on the website is not a part of this Prospectus.

The Offering

Securities offered by our selling stockholders:	559,028 shares of common stock.
Securities outstanding prior to and after the offering:	4,100,000 shares of common stock.
Use of proceeds:	We will not receive any proceeds from the sale of the common stock.

Description of Selling Stockholders

        Through this prospectus, we are registering for resale 500,000 shares of our common stock which we sold for $1.00 per share to 20 accredited investors, two of whom are directors of our company. We are also registering 59,028 shares held by 16 individuals who were issued shares by us for cash or services valued at between $.01 and $1.00 per share and who are either our employees or are friends or family members of David Fox, our founder and Chief Executive Officer. The names and share amounts of the selling stockholders are set forth under "Selling Stockholders and Plan of Distribution" in this prospectus. Upon completion of the registration, we will become a "reporting company" under SEC rules and will be eligible to list our common stock on the Electronic Bulletin Board.

SUMMARY FINANCIAL DATA

        The following summary financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited financial statements and related notes included elsewhere in this prospectus.

Statement of Operations Data

	Year Ended December 31, 2004	Period from August 7, 2003 (Inception) to December 31, 2003
Sales	$6,115,796	$1,316,565
Income from operations	$87,953	$188,512
Net income (loss)	$(403,726)	$178,591
Net income (loss) per share of common stock	$(.11)	$.05
Balance Sheet Data
December 31, 2004
Working capital	$(192,771)
Total assets	$3,863,570
Total liabilities	$3,832,742
Stockholders' equity	$30,828

RISK FACTORS

        The shares of common stock offered by this prospectus involve a high degree of risk and represent a highly speculative investment. You should not purchase these shares if you cannot afford the loss of your entire investment. In addition to the other information contained in this prospectus, you should carefully consider the following risk factors in evaluating our company, our business prospects and an investment in our shares of common stock.

There Are Special Risks Associated With Our Purchase And Sale Of Food Products In Bulk Quantities, Which Could Cause Us To Lose Money Or Become Subject To Significant Liabilities.

        There are special risks associated with our purchase and sale of food products in bulk quantities, including the fact that:

  •
  We may be unable to sell the food products we purchase in bulk;

  •
  We may be unable to collect funds due to us from customers that purchased our food products; We may be liable to customers or consumers for defective or tainted food products sold by us above our $4 million liability insurance and the primary liability of the food manufacturer; and

  •
  We face competition from other similar food distributors that specialize in the discount food business as well as conventional food distributors in our market areas. Price competition from these competitors could reduce or eliminate any profit we might otherwise earn upon the sale of our food products.

If We Are Unable to Raise Additional Funds, Our Future Growth May be Limited.

        In order to close opportunity purchases of bulk quantities of food products directly from food manufacturers, we must have funds readily available for these purchases. In order to grow our customer base and our revenue, we may be required to increase these bulk food purchases. However, if we are unable to obtain additional financing, we will be unable to increase our opportunity purchases which in turn will prevent us from expanding our customer base and our revenue.

There is No Current Market for Our Common Stock, Which May Make it Difficult for Investors to Sell Their Common Stock.

        There is no public market for our common stock and there can be no assurance that an active public market will develop in the future. We have applied to list our common stock on the over-the-counter Electronic Bulletin Board following the effective date of this prospectus, but there can be no assurance that we will obtain such listing or that a trading market will develop in our common stock, or, if developed, will be sustained. Accordingly, our stockholders may not be able to sell their shares should they desire to do so.

We Incurred A Loss In Our Last Fiscal Year Resulting in Negative Working Capital. Future Losses or Ongoing Negative Working Capital Could Result in Limiting Our Operations and Our Revenue.

        For the year ended December 31, 2004, we incurred a loss of $403,726 resulting in negative working capital of $192,771 at December 31, 2004. Ongoing losses could further limit our working capital, causing us to limit our operations and reducing our revenue.

Our Majority Stockholder Controls All of Our Operations and Will Continue to Do So, Thereby Eliminating the Rights of Any Other Stockholder to Influence Our Operations.

        David Fox, our Chief Executive Officer, owns 86.4% of our common stock and is able to elect all of our directors and control our operations. Therefore, our other stockholders, including investors in the offering, will have no right or ability to influence our operations now or in the future.

There is a Reduced Probability of a Change of Control or Acquisition of Us Due to the Possible Issuance of Preferred Stock. This Reduced Probability Could Deprive Our Investors of the Opportunity to Otherwise Sell Our Stock in an Acquisition of Us by Others.

        Our Articles of Incorporation authorize our Board of Directors to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or designation of such series, without further vote or action by stockholders. As a result of the existence of "blank check" preferred stock, potential acquirers of our company may find it more difficult to, or be discouraged from, attempting to effect an acquisition transaction with, or a change of control of, our company, thereby possibly depriving holders of our securities of certain opportunities to sell or otherwise dispose of such securities at above-market prices pursuant to such transactions.

There are Limitations on Our Officers' and Directors' Liabilities to Us Which Will Make it More Difficult for Our Stockholders to Sue Our Officers and Directors.

        Under our Articles of Incorporation, our directors are not liable for monetary damages for breach of fiduciary duty, except in connection with:

  •
  a breach of the director's duty of loyalty to us or our stockholders;

  •
  acts or omissions not in good faith or which involve intentional misconduct, fraud or a knowing violation of law;

  •
  a transaction from which our director received an improper benefit; or

  •
  an act or omission for which the liability of a director is expressly provided under Nevada law.

        In addition, our Articles of Incorporation provide that we must indemnify our officers and directors to the fullest extent permitted by Nevada law for all expenses incurred in the settlement of any actions against such persons in connection with their having served as officers or directors.

FORWARD-LOOKING STATEMENTS

        This prospectus includes forward-looking statements. We have based these forward-looking statements on our current expectations about future events. These forward-looking statements are subject to risks, uncertainties and assumptions about us which are discussed in the Risk Factors section above as well as throughout this prospectus. In light of these risks, uncertainties and assumptions, any forward-looking events discussed in this prospectus might not occur.

USE OF PROCEEDS

        We will not receive any proceeds from the sale of shares of our common stock being offered by the selling stockholders.

CAPITALIZATION

        The following table sets forth our capitalization as of December 31, 2004.

Common stock, $.001 par value, 10,000,000 shares authorized, 3,829,722 shares outstanding	$3,830
Preferred stock, $.001 par value, 5,000,000 shares authorized, no shares outstanding	$-0-
Additional paid-in-capital	$252,133
Retained earnings (deficit)	$(225,135)

Total stockholders' equity	$30,828

SELECTED FINANCIAL DATA

        The following selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

Statement of Operations Data

	Year Ended December 31, 2004	Period from August 7, 2003 (Inception) to December 31, 2003
Sales	$6,115,796	$1,316,565
Income from operations	$87,953	$188,512
Net income (loss)	$(403,726)	$178,591
Net income (loss) per share of common stock	$(.11)	$.05

Balance Sheet Data

December 31, 2004
Working capital	$(192,771)
Total assets	$3,863,570
Total liabilities	$3,832,742
Stockholders' equity	$30,828

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. We and our representatives may from time to time make written or oral forward-looking statements, including statements included in or incorporated by reference into this prospectus and other filings made with the Securities and Exchange Commission. These forward-looking statements are based on management's views and assumptions and involve risks, uncertainties and other important factors, some of which may be beyond our control, that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Factors that might cause or contribute to such differences include, but are not limited to, those discussed in this Management's Discussion and Analysis of Financial Condition and Results of Operations, in this prospectus. Readers should carefully review the risks described in this and other documents that we may file from time to time with the Securities and Exchange Commission. The forward-looking statements speak only as of the date that they are made and we undertake no obligation to update or revise any of the forward-looking statements.

OVERVIEW OF THE BUSINESS

        Organized as a Nevada Corporation in August, 2003 and as described in the prospectus in more detail, we are a nationwide food distributor that offers food products in bulk quantities for sale to price sensitive, high volume purchasers such as prisons, mental health facilities and governmental agencies, which we refer to as the "institutional" part of our business. We also sell our food products in bulk to deep discount food stores ranging from small independent retailers to chain discount stores, such as Dollar Tree, 99 Cents Stores and Big Lots. We refer to our sales to discount food stores as the "retail" part of our business.

        We also arrange for "continuity" purchases of food products on a regular and ongoing basis from specific manufacturers which we sell to our retail and institutional customers. Many of our food products, which we obtain regularly from domestic and overseas manufacturers, are manufactured for us under our own "Deja Foods™" label.

        Most of the food products that we distribute on a retail basis to our customers are opportunity purchases made by us from food manufacturers such as Con Agra, Del Monte, National Frozen Foods and Cool Brands, who either over produce certain food products, experience cancelled orders or are required to re-label the food products. Opportunity purchases account for approximately 75% of the food products we sell to our retail customers, and the remaining 25% are represented by continuity purchases

        We have primary warehouse operation centers in Modesto, California; Garland, Texas; Savannah, Georgia and Denver, Pennsylvania and use warehouses elsewhere from time to time. In each case, we have no long-term agreements with the warehouses. Rather, we pay monthly on a pallet or weight basis for all of our food product that is shipped into and out of the warehouse. We may also pay a warehouse handling fee for the food products. In addition to the warehouse distribution system, we drop-ship a significant volume of our products to our customers without using the warehouse system. Both methods factor into our gross margin percentage.

RESULTS OF OPERATIONS

Results of operations for the year ended December 31, 2004 compared to the period from inception (August 7, 2003) to December 31, 2003:

        Comparing the results of operations for the twelve months ended December 31, 2004 with the initial five months of operations ended December 31, 2003 does not provide a full understanding of the extent of our progress during these periods. During these 17 months of operations we experienced rapid growth in sales, marketing, development of warehouses and distribution channels, and the creation of a corporate infrastructure. The need to build a corporate structure, including the warehouse structure, while developing sales growth in institutional and retail business segments, impacted operating margins and cash flow and our overall results.

Overall

        Net sales increased significantly during the first full year in business as we expanded our operations. During 2003, sales were concentrated by purchase and sales of one-time close out and one-off types of transactions. The volume of transactions was also limited by availability of capital during 2003. Sales growth in 2004 was facilitated by adding warehouses, development of a skilled sales force, broadening product lines, both continuity and private label and customers as well as institutional and retail, and increasing the availability of capital through the use of the Deja Plus High Yield Income Fund, LLC, which we refer to as the "Fund", an affiliated limited liability company managed by David Fox, our Chief Executive Officer. During 2003, we performed a significant number of drop shipments, direct to customer from source without trans-shipment through a warehouse. Our gross profit percentage decreased by 10.6 percentage points due to the additional costs incurred using the warehouse system, a decrease in drop shipments, and the inherently lower margins in the continuity business. During 2004, the continuity business in both the institutional and retail areas expanded as we believe our long term viability resides with this type of product line. While we will take advantage of close outs and the one-off transactions, continuity and our Deja Foods label are critical to long term growth. We anticipate maintaining our current 16% gross profit margin. It should also be noted that the retail side of our business changed from 2003 to 2004. In 2003 and early 2004 we sold to many large deep discount stores such as Dollar Tree, Big Lots on a direct basis, but we did not have access to the smaller independent discount stores until mid 2004. We gained this access by forming a joint venture with M & L Wholesale Foods to market and distribute goods exclusively to this type of customer particularly in the northeastern portion of the United States.

        The table below depicts sales and gross profit comparative data for the twelve months ended December 31, 2004 and the five months ended December 31, 2003:

	12 Months Ended December 31, 2004	5 Months Ended December 31, 2003
Net Sales	$6,115,796	$1,316,565
Cost of Sales	$5,133,831	$965,738
Gross Profit	$981,965	$350,827
Gross Profit %	16.1%	26.7%

Selling General and Administrative Expenses

        Selling, General and Administrative Expenses (S,G & A) increased from 2003 to 2004 and is a reflection of our growth. Specific increases were incurred in the addition of personnel, related office expenses such as technology enhancements, and marketing efforts. However, as indicated in the table below, as a percentage of sales, S G & A remained relatively flat. We believe for a rapidly growing company this may be indicative of a capability to manage our overhead costs.

	12 Months Ended December 31, 2004	5 Months Ended December 31, 2003
Selling Expense	$32,113	$8,798
General & Administrative Expense	$843,252	$152,347
Total	$875,365	$161,145
Selling, General & Admin Expense as a % of Sales	14.3%	12.2%

Inventory

        Our inventory is considered finished goods. We do not maintain work in process or raw material inventory. Inventory analysis on a comparative basis for the twelve months ended December 31, 2004 and the five months ended December 31, 2003 does not reflect the shift in our operations during the two periods. As described above, in 2003 our business focus was on drop shipments of deep discount products and one time transactions. During 2004, while drop shipments continued, we expanded our warehouse operations to take advantage of our continuity and private label product lines. As a result, inventory as a percentage of sales increased from 22.8% for the period ended December 31, 2003 compared to 31.1% of sales for the period ended December 31, 2004. As depicted in the table below, the change in focus and operations impacted inventory ratios. As part of our management process, we have instituted inventory management software to provide visibility at each warehouse of available inventory.

	12 Months Ended December 31, 2004	5 Months Ended December 31, 2003
Net Inventory (Finished Goods)	$1,899,785	$299,747
Turnover Ratio	4.67	6.44
Number of Days	77 days	56 days

Income Tax Provision-Deferred Income Taxes

        Through December 14, 2004 we were taxed under the provisions of Subchapter S of the Internal Revenue Code. Under those provisions, we were not subject to federal corporate income taxes on our taxable income. Instead, the stockholders included their respective share of our taxable income or loss in their individual income tax returns. We were subject to California S corporation income tax on state taxable income at the rate of 1.5%. Effective December 15, 2004 our Subchapter S election was terminated and thereafter we became subject to corporate income taxes.

        Thus, the deferred tax provision and resulting deferred tax liability is due to the fact that losses were incurred for federal tax reporting purposes during the period of time we were a Subchapter S corporation as we were a cash basis taxpayer. These timing differences will reverse in future years when the assets and liabilities, which gave rise to the losses reverse for tax purposes.

LIQUIDITY AND CAPITAL RESOURCES

        The availability of capital resources is a limiting factor to our growth. David Fox, our Chief Executive Officer, director and founder, founded and acts as the Manager of the Fund. The Fund was organized to provide financing to us, when needed, to purchase food products for resale to our institutional and retail customers. In April 2004 we entered into a management agreement with the Fund under which, in exchange for the Fund financing food product purchases, we agreed to pay the Fund the greater of 12% per annum on all funds raised and held by the Fund or 25% of the gross profit we receive annually from the purchase and resale of food products using funds provided by the Fund. As of December 31, 2004, we owed the Fund $1,930,000. According to the management agreement with the Fund, we are required to use the Fund for financing provided the Fund has cash available for the purchase. We own approximately 16% of the Fund and dividend income on our statements of operations represents amounts related to this investment. The Fund's expense is treated as interest expense to us. Prior to establishing the Fund, we factored our invoices as a means of replenishing cash on a continuous basis. The cost of factoring was a limitation on funding to purchase inventory and, as indicated, interest and factoring fees negatively impacted our profitability.

        As of December 31, 2004 we had an increase in accounts receivable of $998,741 over accounts receivable as of December 31, 2003. Inventory increased by $1.6 million for the same ending periods. While accounts payable increased in total, they did not increase in relation to the increase in inventory on hand. We were able to ensure our payables were current through bank financing of $740,000 and $1,930,000 borrowed from the Fund as of December 31, 2004. Use of a bank line of credit bearing interest at prime plus 5% and the Fund constituted an overall cost of capital of 22.5%. To be able to increase sales in 2005 and reduce the cost of funds, we have initiated negotiations with lenders for a line of credit of up to $5 million, as our current bank line of credit expires in May 2005. We believe this is adequate to achieve a reduction in the cost of funds, and provide necessary liquidity and capital to support our goal of increasing sales by at least 50% in 2005 over 2004. We can give no assurance that we will be successful in increasing our sales by the 50% goal nor obtaining any line of credit on terms satisfactory to us.

Working Capital

        Net working capital is an important measure of our ability to finance our operations. Our net working capital for the twelve months ended December 31, 2004 compared to the five months ended December 31, 2003 was negative. However, we believe that when other factors are considered including our investment in and the use of the Fund, our working capital was adequate to meet our needs during 2004. We also will be utilizing our inventory management software to monitor inventory requirements and accounts payable levels to manage our working capital.

	12 Months Ended December 31, 2004	5 Months Ended December 31, 2003
Current Assets
Cash/Cash Equivalents	$713	$72,477
Accounts Receivable	$1,250,961	$252,219
Inventories	$1,899,785	$299,747
Receivables—Other	$160,386	$942
Prepaid Expenses	$79,478	$4,750
Total	$3,391,323	$630,135
Current Liabilities
Accounts Payable and bank overdraft	$859,538	$334,014
Notes Payable—Bank	$741,089	$0
Loans Payable—Affiliate	$1,929,516	$0
Deferred Tax Liability	$34,008	$0
Liabilities—Other	$19,943	$107,699
Total	$3,584,094	$441,713
Net Working Capital	$(192,771)	$188,422

        We believe that the table below comparing accounts receivable and accounts payable for the periods ended December 31, 2004 and December 31, 2003 demonstrates that we were able to turn receivables at a faster rate in 2004 than 2003 and use available funds to maintain timely payments to our vendors.

	12 Months Ended December 31, 2004	5 Months Ended December 31, 2003
Net sales	$6,115,796	$1,316,565
Accounts receivable	$1,250,961	$252,219
Percent of sales	20.5%	19.2%
Accounts payable and bank overdraft	$859,538	$334,014
Percent of sales	14.1%	25.4%

Commitments and Long Term Liabilities

        The table below indicates the impact of long term liabilities as well as future minimum lease payments on our capital requirements for the next five years. We believe there will be adequate resources to meet these future commitments. In addition to these commitments, effective April 2005, we signed a significant contract with a supplier guaranteeing the price of specific food products for twelve months. We believe that this commitment ensures a steady supply of product at stable prices.

Year Ended December 31,	2005	2006	2007	2008	2009
Long Term Debt	$19,943	$20,014	$3,110	$0	$0
Leases—Facilities	$56,834	$58,539	$60,296	$62,104	$42,223
Leases—Automobiles	$3,923	$3,923	$327	$0	$0

Total	$80,700	$82,476	$63,733	$62,104	$42,223

CASH FLOWS—EBITDA

        Earnings before interest, taxes, depreciation and amortization, which we refer to as EBITDA, is a measure of our ability to generate cash flow and should be considered in addition to, but not as a substitute for, other measures of financial performance. EBITDA decreased as a percentage of sales between 2004 and 2003 due to the cost of infrastructure improvements and additional salary expense paid during 2004 and the decrease in gross profit margin of 10.6% in 2004 compared to 2003.

        The table below highlights EBITDA reconciled to net income or loss for the period indicated:

	EBITDA as a % of Sales	EBITDA	Interest Expense	Income Taxes	Depreciation/ Amortization	Net Income (Loss)
12 Months Ended December 31, 2004	2.8%	$171,338	$288,497	$259,532	$27,035	$(403,726)
5 Months Ended December 31, 2003	14.4%	$189,682	$9,921	$0	$1,170	$178,591

        The table below summarizes cash flows for the periods indicated. While net cash was provided by financing activities to meet the needs of operations, we believe that we have adequate capital resources to support our projected growth in sales and operations.

	12 Months Ended December 31, 2004	5 Months Ended December 31, 2003
Net Cash Used In Operations	$(2,660,364)	$(11,165)
Net Cash Used By Investing Activities	$(244,308)	$(18,283)
Net Cash Provided By Financing Activities	$2,832,908	$101,925
Net Increase (Decrease) in Cash	$(71,764)	$72,477

CRITICIAL ACCOUNTING POLICIES

        Our financial statements and notes to our financial statements contain information that is pertinent to management's discussion and analysis. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities. In general, our estimates are based on historical experience, on information from third party professionals, and on various other assumptions that are believed to be reasonable under the facts and circumstances. We believe the following critical accounting policies involve additional management judgment due to the sensitivity of the methods, assumptions and estimates necessary in determining the related asset and liability amounts.

        We believe that our accounting policies and estimates include the accounting for allowance for doubtful accounts and accounting for returns and allowances associated with our products. We have not recorded an allowance for doubtful accounts for 2003 and 2004 as we have not experienced any significant write-offs of accounts receivable. The status of accounts receivable is continuously monitored and if an allowance is necessary, we will provide for it in the financial statements.

        We recognize revenues on the sale of our products when they are shipped to customers. For 2003 and 2004, our sales return experience has not warranted that we record a provision for estimated product returns. Actual product returns will be reviewed on an ongoing basis to determine if an estimate for product returns is necessary to ensure that the liability associated with product returns is adequate.

        Our stockholders had elected to be taxed under Subchapter S of the Internal Revenue Code; accordingly, the stockholders were responsible for taxes on corporate income. We revoked our Subchapter S election in December 2004. Upon revocation of our S election we recorded deferred income taxes for the timing differences between recognition of income and expenses for financial reporting purposes and income tax reporting. The tax rates used in the calculations are based on when the timing differences are expected to reverse and our projected income in future years.

        In future periods, we will record income tax expense based on our estimated effective income tax rate for each period. Should there be a significant change in our expectations of future income, the impact of adjusting the deferred income taxes could be significant which could materially impact our earnings.

        We review and evaluate long-lived assets for impairment when events or changes in circumstances indicate that the related carrying amounts may not be recoverable. An impairment loss is measured as the amount by which the asset carrying value exceeds its fair value. Fair value is generally determined using valuation techniques such as estimated future cash flows. An impairment is considered to exist if total estimated future cash flows on an undiscounted basis are less than the carrying amount of the asset. An impairment loss is measured and recorded based on discounted estimated future cash flows. Assumptions underlying future cash flow estimates are subject to risks and uncertainties. We recorded no impairment losses during the periods ended December 31, 2004 and 2003.

        We have adopted the fair value method of accounting pursuant to SFAS No. 123, Accounting for Stock Based Compensation, for all issuances of stock options to non-employees of the Company. We will continue using the intrinsic value method under the provisions of Accounting Principles Board Opinion ("APB") No. 25, Accounting for Stock Issued to Employees and related interpretations in accounting for all stock options issued to employees. Under APB No. 25, compensation cost is recognized to the extent that the exercise price is less than the market price for the underlying stock on the date of grant. No compensation cost was recognized for the periods ended December 31, 2004 and 2003 relative to the granting of stock options to the Company's employees. There were no stock option grants during the periods ended December 31, 2004 and 2003.

RECENTLY ISSUED ACCOUNTING STANDARDS

        In November 2002, the FASB issued Financial Interpretation No. ("FIN") 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. Among other things, the Interpretation requires guarantors to recognize, at fair value, their obligations to stand ready to perform under certain guarantees. FIN 45 became effective for guarantees issued or modified on or after January 1, 2003 and had no effect on the Company's financial position or results of operations.

        In January 2003, the Financial Accounting Standards Board ("FASB") issued FIN 46, Consolidation of Variable Interest Entities which was subsequently amended in December 2003 and Accounting Research Bulletin ("ARB") No. 51, Consolidated Financial Statements was issued. In general a variable entity is a corporation, partnership, trust, or any other legal structure used for business purposes that either (a) does not have equity investors with voting rights or (b) has equity investors that do not provide sufficient financial resources for the entity to support its activities. FIN 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entity's residual returns or both. Special provisions apply to enterprises that have fully or partially applied Interpretation 46 ("Interpretation") prior to issuance of this Interpretation. Otherwise, application of this Interpretation is required in financial statements of public entities that have interests in variable interest entities or potential variable interest entities commonly referred to as special-purpose entities for periods ending after December 15, 2003. Application by small business issuers, to entities other than special-purpose entities and by nonpublic entities and all other types of entities is required at various dates in 2004 and 2005. In some instances, enterprises have the option of applying or continuing to apply Interpretation 46 for a short period of time before applying this Interpretation. The adoption of the interpretation did not have any impact on the Company's financial statements.

        In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities, which amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. The Statement is effective (with certain exceptions) for contracts entered into or modified after June 30, 2003. The adoption of this Statement had no effect on the Company's financial position or results of operations.

        In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. It requires that an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). This Statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of this Statement had no effect on the Company's financial position or results of operations.

        In December 2003, the Securities and Exchange Commission ("SEC") released Staff Accounting Bulletin ("SAB") No. 104, Revenue Recognition. SAB No. 104 revises or rescinds portions of the interpretive guidance related to revenue recognition included in Topic 13 of the codification of the staff accounting bulletins. SAB No. 104 became effective when issued, and adoption by the Company did not have a material impact on its financial position or results of operations.

        In November 2004, the FASB issued SFAS No. 151, Inventory Costs. SFAS No. 151 amends the guidance in ARB No. 43, Chapter 4, Inventory Pricing, to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). ARB 43 previously stated that "...under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and re-handling costs may be so abnormal as to require treatment as current period charges..." This Statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of "so abnormal". In addition, this Statement requires that allocation of fixed production overhead to the costs of conversion be based on the normal capacity of the production facilities. The provisions of this Statement shall be effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Earlier application is permitted for inventory costs incurred during fiscal years beginning after the date this Statement is issued. The provisions of this Statement shall be applied prospectively. The adoption of this Statement is not expected to have any effect on the Company's financial position or results of operations.

        In December 2004, the FASB issued SFAS No. 153, Exchange of Nonmonetary Assets, which amended APB opinion No. 29, Accounting for Nonmonetary Transactions. This Statement amends Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of this Statement shall be effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in fiscal periods beginning after the date this Statement is issued. The provisions of this Statement shall be applied prospectively. The adoption of this Statement is not expected to have any effect on the Company's financial position or results of operations.

        In December 2004, the FASB issued SFAS No.123 (revised 2004), Share-Based Payment. Statement 123(R) will provide investors and other users of financial statements with more complete and neutral financial information by requiring that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based upon the fair value of the equity or liability instruments issued. Statement 123 (R) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. Statement 123(R) replaces FASB Statement No. 123, Accounting for Stock-Based Compensation, and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees. Statement 123, as originally issued in 1995, established as preferable a fair-value-based method of accounting for share-based payment transactions with employees. However, that Statement permitted entities the option of continuing to apply the guidance in Opinion 25, as long as the footnotes to financial statements disclosed what net income would have been had the preferable fair-value-based method been used. Public entities that file as small business issuers will be required to apply Statement 123(R) as of the first interim or annual reporting period that begins after December 15, 2005. The provisions of this Statement shall be applied prospectively. The adoption of this Statement is not expected to have a material effect on the Company's financial position or results of operations.

BUSINESS

Current Operations

        We sell food products in bulk quantities to price sensitive institutional purchasers such as prisons, mental health facilities, food banks and governmental agencies. We also sell bulk quantities of food products to our retail customers including deep discount food stores ranging from small independent retailers to chain discount stores, such as Dollar Tree, 99 Cents Stores and Big Lots.

        We often obtain the food products we sell to our institutional and retail customers from manufacturers who contact us regularly when they experience over production, cancelled orders or label changes. These manufacturers regard our distribution systems as an efficient way to liquidate their inventory without using their own sales networks. In overstock situations, these manufacturers are willing to deeply discount their prices to us because our distribution channels do not compete with their customary sales channels. We make these opportunity purchases from a number of multinational food manufacturers, including Con Agra, Del Monte, National Frozen Foods and Cool Brands.

        With respect to both our retail and institutional food business, we often arrange for continuity purchases of food products on a regular and ongoing basis from specific manufacturers. Many of our food products, which we primarily import from overseas manufacturers, are manufactured for us under our own "Deja Foods™" label. In addition to selling these food products to our customers, we also sell our imported food products directly to U.S. food distributors through an office we maintain in New York City.

        We aggressively seek to make opportunity food purchases from manufacturers that are available as a result of over production, cancelled orders or label changes as this is where we experience our highest profit margins while offering our customers the deepest discount. We also arrange for the continuity purchase of food products, often under our own "Deja Foods™" brand name, on a regular basis from specific manufacturers. The types of food products we purchase include:

  •
  Canned fruits and vegetables
  •
  Snacks and candy
  •
  Frozen foods
  •
  Deli meats and cooked poultry
  •
  Frozen desserts
  •
  Beverages
  •
  Dairy products
  •
  Ice cream
  •
  Appetizers
  •
  Concentrates

        We distribute our institutional food products primarily to large feeders that are generally motivated by price and are flexible on the brands and products they purchase. Food manufacturers have typically not sought these customers because these customers tend to shop each time they procure goods in order to realize the best possible value. Therefore, when we sell products that we purchased from the manufacturer as a result of over production, we can reasonably assure the manufacturer that while it is discounting the goods to us, the sale will not create conflicts within the manufacturer's normal chain of distribution, because we will not resell to the manufacturer's customers.

        Our corporate offices are located in Encino, California, and we have primary warehouse operation centers in Modesto, California, Garland, Texas, Savannah, Georgia and Denver, Pennsylvania. Our food manufacturers ship food product directly to our warehouse centers where the products are inspected and delivered primarily to our institutional customers within the warehouse center's service area. We also use these warehouses to purchase and inventory food products in the proper "mix" so that our inventory is sufficiently broad to service our customers' needs. The benefits of having these regional warehouse centers within our institutional customers' service areas are significant and include:

  •
  our ability to inspect and quality control the food products prior to delivery;

  •
  our ability to prepare orders for customers using a variety of merchandise, thereby allowing the customer to order based on their storage limitations while obtaining volume discounts; and,

  •
  our ability to provide for timely deliveries due to our close proximity to the customer.

        We also have food distribution operations in Denver, Pennsylvania, which we manage on a joint venture basis with M&L Wholesale Foods, Inc., a regional food distributor specializing in frozen foods. M&L's customers include discount grocery stores, food cooperatives, church camps, restaurants and prisons. Under the joint venture agreement, we store food products in a third-party warehouse and M&L offers our products and their products for sale to M&L's customer base. M&L then delivers our products, as well as their own, in M&L's trucks to customers located in New York, New Jersey, Pennsylvania, Maryland, Virginia and Delaware. This arrangement allows us to target M&L's customers for product sales that do not compete with M&L's products and allows M&L to offer an expanded product line, which is warehoused and financed by us. We recently entered into a non-binding letter of intent to acquire all of the outstanding common stock of M&L for a purchase price of $1,000,000, consisting of $333,334 in cash, $333,333 by delivery of a promissory note to M&L's members and the remaining $333,333 by delivery of 333,333 shares of our common stock. We also agreed to pay at closing the amount of M&L's net equity as of the closing date, expected to be approximately $500,000. The letter of intent is subject to significant contingencies, including the satisfactory audit of M&L's financial statements and accordingly, we can give no assurance that the acquisition will be completed.

        Most of the food products that we distribute on a retail basis to our customers are opportunity purchases made by us from food manufacturers such as Con Agra, Del Monte, National Frozen Foods and Cool Brands, who either over produce certain food products, experience cancelled orders or are required to re-label the food products. Opportunity purchases account for approximately 75% of the food products we sell to our retail customers, and the remaining 25% are represented by continuity purchases. Continuity purchases involve the regular and ongoing manufacture of food products specifically for us, generally from foreign food manufacturers. Continuity products often carry our Deja Foods™ food label and are sold to our retail food customers such as Dollar Tree, 99 Cents Stores and Big Lots.

        Most of the food products that we distribute to our institutional customers, primarily prisons and food banks, are continuity purchases for which we can provide regular food deliveries to the customer. The remaining sales are generated from opportunity purchases. We sell directly to institutional food customers and we also sell to them through distributors or food service management companies such as Compass Group, Aramark and Geo Group, who distribute directly to primarily jails and prisons nationally. We also sell to internally-managed jails and prisons throughout the U.S.

        We believe that the sources of opportunity food purchases are more than adequate to meet our needs. However, the nature of the food liquidation business requires companies like ours to have the financial resources to purchase large quantities of food products on very short notice and often to inventory the products for a period of time before sale. While the profit margins on these food products are significantly higher than traditional food product sales, access to funding is necessary to purchase and warehouse the products. Accordingly, our future growth may be limited by our ability to promptly finance opportunity and continuity food purchases.

Strategy

        Our goal is to become a leading national supplier of low-priced food products to retail and institutional customers. We seek to realize our goal through increasing the volume and variety of our food products by expanding our opportunity product purchases and increasing the food production from our continuity food manufacturers, who are primarily located in Southeast Asia. We also intend to add additional warehouse centers around the country to reduce the freight costs of our food products. Freight costs are a large part of our cost to purchase food products and can be substantially reduced by paying bulk freight charges into our own warehouse centers before delivering smaller food quantities directly to our customers using our own trucks or third-party transportation.

        We may also seek to purchase, from time to time, smaller food distributors in markets we do not serve in order to expand the geographical coverage of our distribution and to take advantage of the customer base these small distributors have developed. As our geographical distribution expands, representation in these new markets will also allow us to reduce our inventory levels of overstocked goods by increasing our customer base. We have not entered into any agreements to acquire any such food distributors, other than the non-binding letter of intent we entered into with M&L, and we cannot assure that we will enter into any such agreements in the future.

        We also intend to increase the variety of our food products by purchasing and selling "center of the plate" food items such as meat and poultry. We intend to use both opportunity and continuity purchases to add these new food products.

Competition

        The discount food distribution business to both retail and institutional customers is highly competitive and includes a number of competitors who have greater resources, market presence and name recognition than we do. These competitors in our market area include institutional competitors such as Good Source, Shaver Foods and Somerset Farms. Retail competitors include Bazaar, Glen Distributors, Betty, Inc. and Bargain Wholesale, a division of 99 Cents Stores.

        Competitive factors in the industry include access to funding necessary to make large quantity food purchases, price, reliability of on-time delivery and food quality. While we do not have the financial resources of many of our competitors, which limit our purchases and therefore our sales volumes, we believe our low prices, prompt delivery and high food quality will continue to allow us to compete effectively.

Marketing

        In general, we have relied on word-of-mouth, customer satisfaction and the reputation of our Chief Executive Officer, who has been involved in the food liquidation industry for over 12 years, to attract both new customers and new vendors. In addition, we regularly attend, as well as exhibit at, national and international trade shows that bring together institutional and retail food purchasers and food product suppliers. Our Chief Executive Officer and our sales manager contact prospective and existing customers and vendors on a regular basis. We also maintain regular contact with our customers and vendors through broadcast facsimiles, telephone calls and trade shows.

Employees

        We currently have 11 full-time corporate employees, including our two executive officers. Our performance and continued development are substantially dependent on the ongoing services of our executive officers and on our ability to hire, retain and motivate other key employees. We do not have employment agreements or "key person" life insurance policies on the lives of any of our executive officers or employees.

Facilities

        We lease 2,233 square feet of office space for our corporate headquarters at 16501 Ventura Blvd., Suite 608, Encino, California under a lease which expires in August 2009 at a monthly rental ranging from $4,689 in 2004 to $5,275 in 2009.

        We also have primary warehouse operation centers in Modesto, California; Garland, Texas; Savannah, Georgia and Denver, Pennsylvania and use warehouses elsewhere from time to time. In each case, we have no long-term agreements with the warehouses. Rather, we pay monthly on a pallet or weight basis for all of our food product that is shipped into and out of the warehouse. We may also pay a warehouse handling fee for the food products.

        We lease a 150 square foot office on a month-to-month basis in New York City for $1,500 per month. We use the office to sell our imported food products to U.S. distributors.

MANAGEMENT

Directors and Executive Officers

        Our officers and directors along with their ages and present positions with us are set forth below.

Name	Age	Position	Officer/Director Since
David Fox	38	Chief Executive Officer, Chief Financial Officer and Director	2003
Scott Matis	50	Senior Vice President	2004
Craig B. Cooper	37	Director	2004
Larry J. Kosmont	53	Director	2004
Myron D. Stoltzfus, Sr.	37	Director	2004

        Our directors serve in such capacity until the next annual meeting of our stockholders and until their successors have been elected and qualified. Our officers serve at the discretion of our Board of Directors, until their death, or until they resign or have been removed from office. We have an Audit Committee and Compensation Committee composed of Messrs. Cooper and Kosmont, both of whom are independent directors. Mr. Cooper chairs the Audit Committee, and Mr. Kosmont chairs the Compensation Committee.

        David Fox was a partner in LA Foods, a small, privately-held Los Angeles-based food liquidator from 1995 to 2003. At LA Foods, Mr. Fox was engaged in all aspects of the business including marketing, purchasing, sales import, finance, e-commerce and corporate matters. He left the firm in 2003, when its sales were approximately $20 million annually, to found our company.

        Scott Matis was a merchandise manager for Dollar Tree Stores specializing in Hispanic and frozen food lines from 2001 until he joined us in 2004. From 1991 to 2001, he was retail department manager for LA Foods. He earned a Bachelor's Degree in Psychology from the University of California at Santa Barbara.

        Craig B. Cooper is Vice President and General Counsel of privately-owned Roll International Corporation, Teleflora LLC, Paramount Farming Company LLC, Paramount Farms, Inc., Paramount Citrus Association, Pom Wonderful LLC, Fiji Water Company LLC, Suterra LLC and other affiliates. Mr. Cooper commenced his employment with Roll in 2002. From 1999 to 2002, Mr. Cooper was a partner at the national law firm Loeb & Loeb LLP.

        Larry J. Kosmont, CRE, has been involved in real estate, finance and investment since 1975. He founded Kosmont Companies, a full service real estate investment, development and advisory services firm, in 1986 and has been its Chief Executive Officer since that time. He served in the public sector from 1973 to 1986, and was the City Manager for the City of Bell Gardens and was the Director of

Community Development for the City of Burbank. Mr. Kosmont is a former owner and Board member of Growers Transplanting, the largest agricultural transplanting company in California. He is a former Commissioner of the Metropolitan Water District Board (representing Los Angeles) and presently serves as a State Commissioner on the California Economic Development Commission.

        Myron D. Stoltzfus, Sr., has been the President and Chief Executive Officer of M&L Wholesale Foods, Inc., a wholesale food distributor, since 1993.

Executive Compensation

        Other than Mr. Fox, we did not pay compensation to any executive officer or director during the period ended December 31, 2003 or the year ended December 31, 2004 in excess of $100,000, and no executive officer currently receives compensation in excess of $100,000 per year, except Messrs. Fox and Matis, who receive $275,000 and $180,000, respectively. We have granted Messrs. Matis, Cooper and Kosmont options to purchase 15,000 shares, 25,000 shares and 25,000 shares, respectively, at $1.00 per share under our 2005 Stock Option Plan.

Summary Compensation Table

Name and Principal Position	Year	Salary($)		Bonus($)	Other Annual Compensation($)
David Fox Chief Executive Officer	2004 2003	$106,000 10,000	(1)	-0- -0-	-0- -0-

(1)
Paid to Mr. Fox through a management contract.

2005 Stock Option Plan

        In 2004 our stockholders adopted our 2005 Stock Option Plan, which provides for the grant to employees, officers, directors and consultants of options to purchase up to an aggregate of 250,000 shares of common stock, consisting of both "incentive stock options" within the meaning of Section 422A of the United States Internal Revenue Code of 1986 (the "Code") and "non-qualified" options. Incentive stock options are issuable only to employees, while non-qualified options may be issued to non-employee directors, consultants and others, as well as to employees.

        The Plan is administered by our board of directors, which determines those individuals who are to receive options, the time period during which the options may be partially or fully exercised, the number of shares of common stock that may be purchased under each option, and the option price.

        The per share exercise price of the common stock subject to an incentive stock option or nonqualified option may not be less than the fair market value of the common stock on the date the option is granted. The per share exercise price of the common stock subject to a non-qualified option will be established by the board of directors. The aggregate fair market value, determined as of the date the option is granted, of the common stock that any employee may purchase in any calendar year pursuant to the exercise of incentive stock options may not exceed $100,000. No person who owns, directly or indirectly, at the time of the granting of an incentive stock option to him, more than 10% of the total combined voting power of all classes of our stock is eligible to receive any incentive stock options under the Plan unless the option price is at least 110% of the fair market value of the common stock subject to the option, determined on the date of grant. Non-qualified options are not subject to this limitation. No incentive stock option may be transferred by an optionee other than by will or the laws of descent and distribution, and during the lifetime of an optionee, the option will be exercisable only by him or her. In the event of termination of employment other than by death or disability, the optionee has three months after such termination during which he or she can exercise the option. Upon termination of employment of an optionee by reason of death or permanent total disability, his or her option remains exercisable for one year thereafter to the extent it was exercisable on the date of such termination. No similar limitation applies to non-qualified options.

        Options under the Plan must be granted within ten years from the effective date of the Plan. The incentive stock options granted under the Plan cannot be exercised more than ten years from the date of grant except that incentive stock options issued to 10% or greater stockholders are limited to five year terms. All options granted under the Plan will provide for the payment of the exercise price in cash or by delivery to us of shares of common stock already owned by the optionee having a fair market value equal to the exercise price of the options being exercised, or by a combination of such methods of payment. Therefore, an optionee may be able to tender shares of common stock to purchase additional shares of common stock and may theoretically exercise all of his stock options with no additional investment other than his original shares.

        Any unexercised options that expire or that terminate upon an optionee ceasing to be an officer, director or an employee becomes available once again for issuance.

Liability and Indemnification of Officers and Directors

        Under our Articles of Incorporation, our directors are not liable for monetary damages for breach of fiduciary duty, except in connection with:

  •
  a breach of a director's duty of loyalty to us or our stockholders;

  •
  acts or omissions not in good faith or which involve intentional misconduct, fraud or a knowing violation of law;

  •
  a transaction from which a director received an improper benefit; or

  •
  an act or omission for which the liability of a director is expressly provided under Nevada law.

        Our Articles of Incorporation and Bylaws require us to indemnify our officers and directors and other persons against expenses, judgments, fines and amounts incurred or paid in settlement in connection with civil or criminal claims, actions, suits or proceedings against such persons by reason of serving or having served as officers, directors, or in other capacities, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests and, in a criminal action or proceeding, if he had no reasonable cause to believe that his/her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of no contest or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to our best interests or that he or she had reasonable cause to believe his or her conduct was unlawful. Indemnification as provided in our Bylaws will be made only as authorized in a specific case and upon a determination that the person met the applicable standards of conduct. Insofar as the limitation of, or indemnification for, liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling us pursuant to the foregoing, or otherwise, we have been advised that, in the opinion of the SEC, such limitation or indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

SECURITY OWNERSHIP OF EXECUTIVE OFFICERS, DIRECTORS
AND BENEFICIAL OWNERS OF GREATER THAN 5% OF OUR COMMON STOCK

        The following table sets forth the current common stock ownership of (1) each person known by us to be the beneficial owner of five percent or more of our common stock, (2) each officer and director individually and (3) all of our officers and directors as a group. Each person has sole voting and investment power with respect to the shares of common stock shown, and all ownership is of record and beneficial and includes all convertible securities exercisable within 60 days from the date of this prospectus. The address of our executive officers is in care of us at 16501 Ventura Blvd., Suite 608, Encino, California 91436. The addresses of all others are set forth below.

Name and Address	Number of Shares	Percent of Class
David Fox	3,540,972	86.4%
Scott Matis	16,000	*
Craig B. Cooper 2308 California Ave. Santa Monica, CA 90403	27,500	*
Larry J. Kosmont 601 Figueroa Street, Suite 3550 Los Angeles, CA 90017	177,500	4.3%
All officers and directors as a group (four persons)	3,761,972	90.3%

*
Less than 1%

SELLING STOCKHOLDERS AND PLAN OF DISTRIBUTION

        We have outstanding and are registering by this prospectus an aggregate of 559,028 shares of common stock held by 35 selling stockholders. The following table sets forth the names of the selling stockholders and the number of shares of our common stock held by each selling stockholder. The selling stockholders listed below are offering for sale all shares listed following their names. None of the selling stockholders is required to sell any of their shares at any time.

        The shares may be offered from time to time by the selling stockholders. Since the selling stockholders may sell all or part of the shares of common stock offered in this prospectus, we cannot estimate the number of shares of our common stock that will be held by the selling stockholders upon termination of this offering.

        None of our selling stockholders are officers, directors or 5% or greater stockholders except Messrs. Kosmont and Cooper, who are directors, and Mr. Matis, who is our Senior Vice President. None of our selling stockholders are broker-dealers or affiliates of broker-dealers.

Name of Stockholder	Number of Shares Owned	Percentage of Outstanding Shares	Number of Shares Offered for Sale	Percentage of Outstanding Shares Owned Following the Offering
Betty Bennett	10,000	*	10,000	-0-
Linda Nguyen-Bennett	21,174	*	21,174	-0-
Matthew Bennett	61,048	1.5%	61,048	-0-
Justin Borses	2,500	*	2,500	-0-
Compensation
Investment
Club LLC	12,500	*	12,500	-0-
Barry Cooper	25,000	*	25,000	-0-
Craig B. Cooper	2,500	*	2,500	-0-
Patty Diaz	1,000	*	1,000	-0-
Rita Fernandez	1,000	*	1,000	-0-
Ava Fox	10,000	*	10,000	-0-
Eden Fox	10,000	*	10,000	-0-
Jon Fox	2,500	*	2,500	-0-
Joshua Fox	10,000	*	10,000	-0-
Robbie Fox Productions	5,000	*	5,000	-0-
Tiffany Galvez	1,000	*	1,000	-0-
Louis Garcia	1,000	*	1,000	-0-
Hali Gillin	5,000	*	5,000	-0-
Neil Gitnick	40,700	1.0%	40,700	-0-
Michelle Gonzalez and David Machado	42,903	1.1%	42,903	-0-
Annaka Gorton and Sam Harris	2,500	*	2,500	-0-
Scott and Laura Kalb	10,000	*	10,000	-0-
Larry J. Kosmont	152,500	3.7%	152,500	-0-
Gregory Margolis	2,500	*	2,500	-0-
Scott Matis	1,000	*	1,000	-0-
Stanley and Leah Mitchell, Trustees	4,028	*	4,028	-0-
Melvin Monsher	20,000	*	20,000	-0-
Gregory Perlman	10,175	*	10,175	-0-
Gregory Rifkind	10,000	*	10,000	-0-
Steven Rottman	15,000	*	15,000	-0-
Geofrey Rouse	1,500	*	1,500	-0-
Neal Rubin	10,000	*	10,000	-0-
Craig Stevens	10,000	*	10,000	-0-
Jill and Britt Terrell, Trustees	10,000	*	10,000	-0-
Tri M and ME, LLC	25,000	*	25,000	-0-
Gregory Wiviott, Trustee	10,000	*	10,000	-0-

TOTAL:	559,028 Shares

*
Less than 1%

Information Regarding the Selling Stockholders

        The shares of our common stock which the selling stockholders or their pledgees, donees, transferees or other successors in interest may offer for resale will be sold initially at a price of $2.00 per share and thereafter if the shares are listed for trading on the Electronic Bulletin Board at then prevailing market prices or privately negotiated prices in one or more of the following transactions:

  •
  Block transactions;

  •
  Transactions on the Bulletin Board or on such other market on which our common stock may from time to time be trading;

  •
  Privately negotiated transactions;

  •
  Through the writing of options on the shares;

  •
  Short sales; or

  •
  Any combination of these transactions.

        The sale price to the public in these transactions may be:

  •
  The market price prevailing at the time of sale;

  •
  A price related to the prevailing market price;

  •
  Negotiated prices; or

  •
  Such other price as the selling stockholders determine from time to time.

        In the event that we permit or cause this prospectus to lapse, the selling stockholders may only sell shares of our common stock pursuant to Rule 144 under the Securities Act of 1933. The selling stockholders will have the sole and absolute discretion not to accept any purchase offer or make any sale of these shares of our common stock if they deem the purchase price to be unsatisfactory at any particular time.

        The selling stockholders may also sell these shares of our common stock directly to market makers and/or broker-dealers acting as agents for their customers. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of these shares of our common stock for whom such broker-dealers may act as agents. As to a particular broker-dealer, this compensation might be in excess of customary commissions. Market makers and block purchasers purchasing these shares of our common stock may do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of our common stock in block transactions to market makers or other purchasers at a price per share which may be below the prevailing market price of our common stock. There can be no assurance that all or any of these shares of our common stock offered hereby will be issued to, or sold by, the selling stockholders. Upon effecting the sale of any of these shares of our common stock offered under this prospectus, the selling stockholders and any brokers, dealers or agents, hereby, may be deemed "underwriters" as that term is defined under the Securities Act of 1933 or the Securities Exchange Act of 1934, or the rules and regulations thereunder.

        Alternatively, the selling stockholders may sell all or any part of the shares of our common stock offered hereby through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into. If a selling stockholder enters into an agreement or agreements with an underwriter, then the relevant details will be set forth in a supplement or revision to this prospectus.

        The selling stockholders and any other persons participating in the sale or distribution of these shares of our common stock will be subject to applicable provisions of the Securities Exchange Act of

1934 and the rules and regulations thereunder including, without limitation, Regulation M. These provisions may restrict activities of, and limit the timing of purchases and sales of any of these shares of our common stock by, the selling stockholders. Furthermore, pursuant to Regulation M, a person engaged in a distribution of securities is prohibited from bidding for, purchasing or attempting to induce any person to bid for or purchase our securities for a period beginning five business days prior to the date of this prospectus until such person is no longer a selling stockholder. These regulations may affect the marketability of these shares of our common stock.

        We will pay substantially all of the expenses incident to the registration and offering of our common stock, other than commissions or discounts of underwriters, broker-dealers or agents.

RELATED PARTY AND OTHER MATERIAL TRANSACTIONS

        David Fox, our Chief Executive Officer, director and founder, founded and acts as the Manager of Deja Plus High Yield Income Fund, a Delaware limited liability company. The Fund was organized to provide financing to us, when needed, to purchase food products for resale to our institutional and retail customers. In April 2004 we entered into a management agreement with the Fund under which, in exchange for the Fund financing food product purchases, we agreed to pay the Fund the greater of 12% per annum on all funds held by the Fund or 25% of the gross profit we receive annually from the purchase and resale of food products using funds provided by the Fund. We own 16% of the Fund.

        In 2005 we entered into a verbal revolving credit agreement with Mr. Fox pursuant to which he would advance us funds for product purposes and we would pay interest on the advances of 10% per annum. We received loans from Mr. Fox in 2003 and in 2004. In the latter part of 2004, we repaid all such advances and subsequently loaned funds to Mr. Fox, also at 10% interest per annum. At December 31, 2004 Mr. Fox was indebted to us for such advances to him in the amount of $138,974.

DESCRIPTION OF CAPITAL STOCK

General

        We are authorized to issue 10,000,000 shares of common stock, $.001 par value per share, and 5,000,000 shares of preferred stock, $.001 par value per share.

Common Stock

        Currently, there are 4,100,000 shares of common stock outstanding held by 36 stockholders comprised of the 35 selling stockholders and Mr. Fox. The holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders, including the election of directors. There is no right to cumulate votes in the election of directors. The holders of common stock are entitled to any dividends that may be declared by the Board of Directors out of funds legally available therefor subject to the prior rights of holders of preferred stock and any contractual restrictions we have against the payment of dividends on common stock. In the event of our liquidation or dissolution, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights and have no right to convert their common stock into any other securities.

        Our common stock does not currently trade on any over-the-counter market or exchange. If and when the common stock is cleared for trading on the Electronic Bulletin Board, it will be subject to rules that regulate broker-dealer practices in connection with transactions in "penny stocks." The Securities and Exchange Commission has adopted regulations that define a "penny stock" to be any equity security that has a market price (as defined) of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require the delivery by the broker-dealer, prior to the transaction, of a disclosure schedule prepared by the SEC relating to the penny stock market. In addition, the broker-dealer, subject to certain exceptions, must make an individualized written suitability determination for the purchase of a penny stock and receive the purchaser's written consent prior to the transaction. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. These requirements may severely limit the market liquidity of our common stock and the ability of our stockholders to sell their shares should a market develop.

Preferred Stock

        We are authorized to issue 5,000,000 shares of preferred stock in one or more series with such designations, voting powers, if any, preferences and relative, participating, optional or other special rights, and such qualifications, limitations and restrictions, as are determined by resolution of our Board of Directors. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by stockholders and could adversely affect the rights and powers, including voting rights, of the holders of common stock. In certain circumstances, the issuance of preferred stock could depress the market price of the common stock. There are no shares of Preferred Stock outstanding.

Dividends

        We do not intend to pay dividends on our capital stock in the foreseeable future.

Transfer Agent

        Corporate Stock Transfer, Inc., Denver, Colorado, is our transfer agent.

SHARES ELIGIBLE FOR FUTURE SALE

        We have 4,100,000 shares of common stock outstanding, comprised of 559,028 shares which are being registered hereby and will be freely tradable shares upon the effective date of this prospectus, and 3,540,972 shares which are owned by David Fox, our Chief Executive Officer, and which are restricted shares but are eligible for sale under Rule 144.

        In general, under Rule 144 as currently in effect, a person, or persons whose shares are aggregated, who owns shares that were purchased from us, or any affiliate, at least one year previously, including a person who may be deemed our affiliate, is entitled to sell within any three month period, a number of shares that does not exceed the greater of:

  •
  1% of the then outstanding shares of our common stock; or

  •
  The average weekly trading volume of our common stock during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission.

        Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about us. Any person who is not deemed to have been our affiliate at any time during the 90 days preceding a sale, and who owns shares within the definition of "restricted securities" under Rule 144 under the Securities Act that were purchased from us, or any affiliate, at least two years previously, is entitled to sell such shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

        Future sales of restricted common stock under Rule 144 or otherwise or of the shares which we are registering under this prospectus could negatively impact the market price of our common stock. We are unable to estimate the number of shares that may be sold in the future by our existing stockholders or the effect, if any, that sales of shares by such stockholders will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of our common stock by existing stockholders could adversely affect prevailing market prices.

EXPERTS

        Our financial statements included in this prospectus as of December 31, 2004 and the year ended December 31, 2004 and for the period ended December 31, 2003 have been included in reliance on the reports of Mayer Hoffman McCann, P.C., independent registered public accounting firm, given on the authority of this firm as experts in accounting and auditing in issuing such reports.

LEGAL MATTERS

        The validity of the common stock offered hereby will be passed upon for us by the Law Office of Gary A. Agron, Greenwood Village, Colorado.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the Securities and Exchange Commission, Washington, D.C. 20549, a registration statement on Form SB-2 under the Securities Act of 1933 with respect to the common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to Deja Foods, Inc. and our common stock offered hereby, reference is made to the registration statement and the exhibits filed as part of the registration statement. Following the effective date of the prospectus, we will be required to file periodic reports with the Securities and Exchange Commission, including quarterly reports, annual reports which include our audited financial statements and proxy statements, and we intend to provide our annual reports, including audited financial statements and proxy statements, to our stockholders. The registration statement, including exhibits thereto, and all of our periodic reports may be inspected without charge at the Securities and Exchange Commission's principal office in Washington, D.C., and copies of all or any part thereof may be obtained from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain additional information regarding the operation of the Public Reference Section by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains a World Wide Web site which provides online access to reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission at the address: http://www.sec.gov.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
of Deja Foods, Inc.

        We have audited the accompanying balance sheet of Deja Foods, Inc. as of December 31, 2004, and the related statements of operations, changes in stockholders' equity, and cash flows for the year ended December 31, 2004 and for the period August 7, 2003 (inception) to December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Deja Foods, Inc. as of December 31, 2004, and the results of its operations and its cash flows for the year ended December 31, 2004 and for the period August 7, 2003 (inception) to December 31, 2003, in conformity with U.S. generally accepted accounting principles.

Denver, Colorado
February 17, 2005
(except for the second paragraph of
Note 14, as to which the date is March 15, 2005)

DEJA FOODS, INC.

BALANCE SHEET

DECEMBER 31, 2004

ASSETS
Current Assets
Cash and cash equivalents	$713
Accounts receivable	1,250,961
Inventories	1,899,785
Receivable from stockholder	138,974
Receivable from employees	21,412
Prepaid expenses and other	79,478

Total Current Assets	3,391,323

Property and Equipment, at cost
Automobiles	70,780
Furniture and fixtures	19,245
Office equipment	66,401

156,426
Less accumulated depreciation	(19,817)

Net Property and Equipment	136,609

Other Assets
Deposits	5,903
Investment in affiliated company	329,735

Total Other Assets	335,638

Total Assets	$3,863,570

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Bank overdraft	$50,322
Accounts payable and accrued expenses	809,216
Note payable—bank	741,089
Loan payable—affiliated company	1,929,516
Current portion of long-term debt	19,943
Deferred tax liability	34,008

Total Current Liabilities	3,584,094

Long-Term Debt, net of current portion above
Financial institutions and other	43,067
Less current portion above	(19,943)

Total Long-Term Debt	23,124

Deferred tax liability	225,524

Commitments and Contingencies
Stockholders' Equity
Preferred stock: $.001 par value, 5,000,000 shares authorized, none issued or outstanding	—
Common stock: $.001 par value, 10,000,000 shares authorized, 3,829,722 shares issued and outstanding	3,830
Additional paid in capital	252,133
Retained earnings (deficit)	(225,135)

Total Stockholders' Equity	30,828

Total Liabilities and Stockholders' Equity	$3,863,570

The accompanying notes are an integral part of these financial statements.

DEJA FOODS, INC.

STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2004 AND
THE PERIOD FROM AUGUST 7, 2003 (INCEPTION) THROUGH DECEMBER 31, 2003

	2004	2003
Sales	$6,115,796		$1,316,565
Cost of sales	5,133,831		965,738

Gross Profit	981,965		350,827

Operating Expenses
Depreciation	18,647		1,170
Selling, general and administrative expenses	875,365		161,145

Total Operating Expenses	894,012		162,315

Income From Operations	87,953		188,512

Other Income (Expense)
Dividend income	54,539		—
Interest income	1,811		—
Interest and factoring fees expense	(288,497)		(9,921)

Total Other Income (Expense)	(232,147)		(9,921)

Income (Loss) Before Provision for Income Taxes	(144,194)		178,591
Provision For Income Taxes	259,532		—

Net Income (Loss)	$(403,726)		$178,591

Net Income (Loss) Per Basic and Diluted Share of Common Stock
Weighted Average Number of Common Shares
Outstanding	3,559,674		3,550,972

Net Income (Loss) Per Share of Common Stock	$(.11)	$	..05

The accompanying notes are an integral part of these financial statements.

DEJA FOODS, INC.

STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

FOR THE YEAR ENDED DECEMBER 31, 2004 AND
THE PERIOD FROM AUGUST 7, 2003 (INCEPTION) THROUGH DECEMBER 31, 2003

	Common Stock
			Additional Paid In Capital	Retained Earnings (Deficit)
	Shares	Amount
Balance at August 7, 2003	—	$—	$—	$—
Issuance of common stock for cash	3,550,972	3,551	(2,551)	—
Net income	—	—	—	178,591

Balance at December 31, 2003	3,550,972	3,551	(2,551)	178,591
Issuance of common stock for cash	166,250	166	142,296	—
Issuance of common stock for services	25,000	25	24,975	—
Issuance of common stock in exchange for repayment of debt of affiliated company	87,500	88	87,413	—
Net loss	—	—	—	(403,726)

Balance at December 31, 2004	3,829,722	$3,830	$252,133	$(225,135)

The accompanying notes are an integral part of these financial statements.

DEJA FOODS, INC.

STATEMENTS OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2004 AND
THE PERIOD FROM AUGUST 7, 2003 (INCEPTION) THROUGH DECEMBER 31, 2003

	2004	2003
Cash Flows from Operating Activities
Net income (loss)	$(403,726)	$178,591
Adjustments to reconcile net income (loss) to net cash used by operating activities:
Depreciation and amortization	27,035	1,170
Issuance of common stock for services	25,000	—
Deferred taxes	259,532	—
Decrease (increase) in operating assets:
Accounts receivable	(998,741)	(252,220)
Inventories	(1,929,773)	(299,747)
Prepaid expenses and other	(83,116)	(4,750)
Increase (decrease) in operating liabilities:
Accounts payable and accrued expenses	443,425	365,791

Net cash used by operating activities	(2,660,364)	(11,165)

Cash Flows from Investing Activities
Increase in receivable from stockholder	(138,974)	—
Increase in receivable from employees	(20,470)	(942)
Capital expenditures	(80,684)	(15,618)
Increase in deposits	(4,180)	(1,723)

Net cash used by investing activities	(244,308)	(18,283)

Cash Flows from Financing Activities:
Bank overdraft	50,322	—
Net proceeds from note payable—bank	741,089	—
Net proceeds from loan payable—affiliated company	2,017,016	—
(Decrease) increase in loan from stockholders	(101,879)	101,879
Principal payments on long-term debt	(16,103)	(954)
Issuance of common stock	142,463	1,000

Net cash provided by financing activities	2,832,908	101,925

Net Increase (Decrease) in Cash and Cash Equivalents	(71,764)	72,477
Cash and Cash Equivalents, Beginning of period	72,477	—

Cash and Cash Equivalents, End of period	$713	$72,477

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the period for:
Interest and factoring fees	$190,258	$5,547
SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Investment in affiliated company in exchange for inventory	$329,735	$—
Issuance of notes payable in connection with purchase of automobiles	42,232	17,892
Issuance of common stock for repayment of loan payable-affiliated company	87,500	—

The accompanying notes are an integral part of these financial statements.

DEJA FOODS, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2004 AND 2003

1.    Organization and Summary of Significant Accounting Policies

  Organization

        Deja Foods, Inc. (the "Company") was incorporated in Nevada on August 7, 2003 primarily to distribute food products to retailers, food banks, distributors, and government institutions on a wholesale level. The Company grants credit to its customers in the aforementioned segments of the food industry. These customers are located across several regions of the United States of America. The Company performs periodic credit evaluations of its customers and requires no collateral.

  Estimates

        The preparation of the Company's financial statements in conformity with U.S. generally accepted accounting principles requires the Company's management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash and Cash Equivalents

        For purposes of the statements of cash flows, the Company considers all highly liquid investments with a maturity of three months or less at the date of purchase to be cash equivalents.

  Accounts Receivable

        The Company grants credit to all qualified customers. Accounts receivable are carried at cost less an allowance for losses, if an allowance is deemed necessary. The Company does not accrue finance or interest charges. On a periodic basis, the Company evaluates its accounts receivable and determines the requirement for an allowance for losses, based upon history of past write-offs, collections and current credit conditions. A receivable is written off when it is determined that all reasonable collection efforts have been exhausted.

  Inventories

        Inventories are stated at the lower of cost or market. Cost is determined on the first in, first out basis. Inventory at December 31, 2004 is comprised entirely of products held for sale.

  Property and Equipment

        Depreciation of the primary asset classifications is calculated based on the following estimated useful lives using the straight-line method.

Classification	Useful Life in Years
Automobiles	5
Furniture and fixtures	7
Office equipment	5

  Long-Lived Assets

        The Company reviews and evaluates its long-lived assets for impairment when events or changes in circumstances indicate that the related carrying amounts may not be recoverable. An impairment loss is measured as the amount by which the asset carrying value exceeds its fair value. Fair value is generally determined using valuation techniques such as estimated future cash flows. An impairment is considered to exist if total estimated future cash flows on an undiscounted basis are less than the carrying amount of the asset. An impairment loss is measured and recorded based on discounted estimated future cash flows. Assumptions underlying future cash flow estimates are subject to risks and uncertainties. No impairment losses were recorded during the periods ended December 31, 2004 and 2003.

  Debt Issuance Costs

        Debt issuance costs are amortized over the term of the related loan using the straight-line method, which approximates the effective interest method. The cost and accumulated amortization at December 31, 2004 are $14,379 and $8,388, respectively. Amortization expense was $8,388 and $— for the periods ended December 31, 2004 and 2003, respectively. The estimated amortization expense for 2005 is $5,991.

  Investments

        Investments in which the Company has a less than 20% ownership interest are accounted for under the cost method.

  Revenue Recognition

        The Company recognizes revenue from product sales when earned, that is, when the risks and rewards of ownership have transferred to the customer, which is considered to have occurred upon shipment of the products. Sales incentives and returns are estimated and recognized at the date of shipment based upon historical activity and current agreements with customers. The Company evaluates these estimates on a regular basis and revises them as necessary.

  Income taxes

        The Company's stockholders had elected to be taxed under Subchapter S of the Internal Revenue Code; accordingly, the stockholders were responsible for taxes on corporate income. The Company's S election was revoked in December 2004.

        Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the bases of assets and liabilities for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

  Advertising

        The Company advertises primarily through print media. The Company's policy is to expense advertising costs, including production costs, as incurred. Advertising expense was $6,519 and $1,057 for the periods ended December 31, 2004 and 2003, respectively.

  Stock Based Compensation

        The Company has adopted the fair value method of accounting pursuant to SFAS No. 123, Accounting for Stock Based Compensation, for all issuances of stock options to non-employees of the Company. The Company will continue using the intrinsic value method under the provisions of Accounting Principles Board Opinion ("APB") No. 25, Accounting for Stock Issued to Employees and related interpretations in accounting for all stock options issued to employees. Under APB No. 25, compensation cost is recognized to the extent that the exercise price is less than the market price for the underlying stock on the date of grant. No compensation cost was recognized for the periods ended December 31, 2004 and 2003 relative to the granting of stock options to the Company's employees. There were no stock option grants during the periods ended December 31, 2004 and 2003.

  Comprehensive Income

        Comprehensive income consists of net income (loss) and other gains and losses affecting stockholders' equity that, under U.S. generally accepted accounting principles are excluded from net income (loss). Such items consist primarily of unrealized gains and losses on marketable equity securities and foreign translation gains and losses. The Company has not had any such items in 2004 or 2003 and, consequently, net income (loss) and comprehensive income (loss) are the same.

  Shipping and Handling Costs

        The Company includes shipping and handling costs in cost of sales.

  Net Income (Loss) Per Share of Common Stock

        Basic earnings (loss) per common share is calculated by dividing earnings available to common shareholders by the weighted average number of common shares outstanding during the period. Diluted earnings (loss) per share is computed on the basis of the average number of common shares outstanding plus the dilutive effect of outstanding stock options using the "treasury stock" method.

        The basic and diluted earnings per share are the same for 2004 and 2003 since the Company had no dilutive securities for either period.

        Transactions occurring subsequent to December 31, 2004 that had a material effect on the number of common shares or potential common shares outstanding are as follows:

Number of Shares
Stock options granted under the 2005 Stock Option Plan in January 2005	160,000
Additional common shares issued	270,278

Total	430,278

  Recently Issued Accounting Standards

        In November 2002, the FASB issued Financial Interpretation No. ("FIN") 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. Among other things, the Interpretation requires guarantors to recognize, at fair value, their obligations to stand ready to perform under certain guarantees. FIN 45 became effective for guarantees issued or modified on or after January 1, 2003 and had no effect on the Company's financial position or results of operations.

        In January 2003, the Financial Accounting Standards Board ("FASB") issued FIN 46, Consolidation of Variable Interest Entities which was subsequently amended in December 2003 and Accounting Research Bulletin ("ARB") No. 51, Consolidated Financial Statements was issued. In general a variable entity is a corporation, partnership, trust, or any other legal structure used for business purposes that either (a) does not have equity investors with voting rights or (b) has equity investors that do not provide sufficient financial resources for the entity to support its activities. FIN 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entity's residual returns or both. Special provisions apply to enterprises that have fully or partially applied Interpretation 46 ("Interpretation") prior to issuance of this Interpretation. Otherwise, application of this Interpretation is required in financial statements of public entities that have interests in variable interest entities or potential variable interest entities commonly referred to as special-purpose entities for periods ending after December 15, 2003. Application by small business issuers, to entities other than special-purpose entities and by nonpublic entities and all other types of entities is required at various dates in 2004 and 2005. In some instances, enterprises have the option of applying or continuing to apply Interpretation 46 for a short period of time before applying this Interpretation. The adoption of the interpretation did not have any impact on the Company's financial statements.

        In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities, which amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. The Statement is effective (with certain exceptions) for contracts entered into or modified after June 30, 2003. The adoption of this Statement had no effect on the Company's financial position or results of operations.

        In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. It requires that an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). This Statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of this Statement had no effect on the Company's financial position or results of operations.

        In December 2003, the Securities and Exchange Commission ("SEC") released Staff Accounting Bulletin ("SAB") No. 104, Revenue Recognition. SAB No. 104 revises or rescinds portions of the interpretive guidance related to revenue recognition included in Topic 13 of the codification of the staff accounting bulletins. SAB No. 104 became effective when issued, and adoption by the Company did not have a material impact on its financial position or results of operations.

        In November 2004, the FASB issued SFAS No. 151, Inventory Costs. SFAS No. 151 amends the guidance in ARB No. 43, Chapter 4, Inventory Pricing, to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). ARB 43 previously stated that "…under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and re-handling costs may be so abnormal as to require treatment as current period charges…". This Statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of "so abnormal". In addition, this Statement requires that allocation of fixed production overhead to the costs of conversion be based on the normal capacity of the production facilities. The provisions of this Statement shall be effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Earlier application is permitted for inventory costs incurred during fiscal years beginning after the date this Statement is issued. The provisions of this Statement shall be applied prospectively. The adoption of this Statement is not expected to have any effect on the Company's financial position or results of operations.

        In December 2004, the FASB issued SFAS No. 153, Exchange of Nonmonetary Assets, which amended APB opinion No. 29, Accounting for Nonmonetary Transactions. This Statement amends Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of this Statement shall be effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in fiscal periods beginning after the date this Statement is issued. The provisions of this Statement shall be applied prospectively. The adoption of this Statement is not expected to have any effect on the Company's financial position or results of operations.

        In December 2004, the FASB issued SFAS No. 123 (revised 2004), Share-Based Payment. Statement 123(R) will provide investors and other users of financial statements with more complete and neutral financial information by requiring that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based upon the fair value of the equity or liability instruments issued. Statement 123(R) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. Statement 123(R) replaces FASB Statement No. 123, Accounting for Stock-Based Compensation, and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees. Statement 123, as originally issued in 1995, established as preferable a fair-value-based method of accounting for share-based payment transactions with employees. However, that Statement permitted entities the option of continuing to apply the guidance in Opinion 25, as long as the footnotes to financial statements disclosed what net income would have been had the preferable fair-value-based method been used. Public entities that file as small business issuers will be required to apply Statement 123(R) as of the first interim or annual reporting period that begins after December 15, 2005. The provisions of this Statement shall be applied prospectively. The adoption of this Statement is not expected to have a material effect on the Company's financial position or results of operations.

2.    Accounts Receivable

        From October 2003 to May 2004, the Company had a factoring agreement with a financial institution, under which the Company sold customer receivables with full recourse to the financial institution. The minimum fee was 1% of the gross face amount of each customer receivable purchased. The financial institution retained portions of the proceeds from the customer sales as reserves, which were released to the Company as the customer receivables were collected. None of the outstanding balance of customer receivables sold with recourse has been recorded in the accompanying financial statements. In the event of customer default, the Company was required to repurchase the receivable from the financial institution.

3.    Investment in Affiliated Company

        The investment in affiliated company consists of an approximate 16% interest in Deja Plus High Yield Income Fund, LLC ("Deja Plus"). Dividend income for 2004 in the amount of $54,539 related to this investment has been recognized in the accompanying statements of operations.

4.    Notes Payable—Bank

        In May 2004, the Company entered into a revolving line of credit agreement (the "Line") with a financial institution. The Company may borrow up to a maximum of $800,000, subject to limitations based on eligible accounts receivable (as defined in the agreement). The Line expires in May 2005 and bears interest at the greater of 9% per annum or 5% per annum over the prime rate. The interest rate was 10.25% per annum at December 31, 2004. The Line is collateralized by substantially all assets of the Company and is personally guaranteed by the Company's President. The Company is also restricted from declaring or paying any dividends under the terms of the Line.

5.    Long-Term Debt

        Long-term debt consists of the following:

2004
Note payable, collateralized by an automobile, monthly payments of $520, including interest at 2.9% per annum, due through October 2006	$10,632
Note payable, collateralized by an automobile, monthly payments of $1,298, including interest at 6.5% per annum, due through February 2007	32,435

Total Long-Term Debt	43,067
Less Current Portion of Long-Term Debt	(19,943)

Long-Term Portion	$23,124

        Maturities of long-term debt at December 31, 2004 are as follows:

Year Ending December 31,
2005	$19,943
2006	20,014
2007	3,110

Total	$43,067

6.    Income Taxes

        Through December 14, 2004 the Company was taxed under the provisions of Subchapter S of the Internal Revenue Code. Under those provisions, the Company was not subject to federal corporate income taxes on its taxable income. Instead, the stockholders included their respective shares of the Company's taxable income or loss in their individual income tax returns. The Company was subject to California S corporation income tax on state taxable income at the rate of 1.5%.

        Effective December 15, 2005 the Company's S election was terminated and thereafter the Company became subject to corporate income taxes.

        The components of the provision for income taxes are as follows:

	2004	2003
Current:
Federal	$—	$—
State	—	—

Total	—	—

Deferred:
Federal	215,501	—
State	44,031	—

Total	259,532	—

Total Provision For Income Taxes	$259,532	$—

        Since the Company was an S corporation in 2003 and revoked the S election in December 2004, a reconciliation of the provision for income taxes computed by applying the federal statutory rate to income (loss) before the provision for income taxes is not meaningful. Substantially all of the provision for income taxes for 2004 is a result of the revocation of the S election.

        The deferred tax liability results from the use of accelerated methods of depreciation of property and equipment as well as the cash method of accounting for tax purposes through December 31, 2004. The deferred tax asset results from net operating loss carryforwards of approximately $36,000 which expires in 2024 and 2014 for federal and state purposes, respectively.

        Significant components of deferred income taxes as of December 31, 2004 are as follows:

Net operating loss carryforwards	$8,057

Total Deferred Tax Assset	8,057

Accrual to cash timing differences	265,342
Depreciation	2,247

Total Deferred Tax Liability	267,589

Net Deferred Tax Liability	$259,532

7.    Preferred Stock

        The authorized preferred stock of the Company consists of 5,000,000 shares, $.001 par value. The preferred stock may be issued in separate series from time to time as the Board of Directors of the Company may determine by resolution, unless the nature of a particular transaction and applicable statutes require shareholder approval. The rights, preferences and limitations of each series of preferred stock may differ, including without limitation, the rate of dividends, methods and nature of payment of dividends, terms of redemption, amounts payable on liquidation, sinking fund provision (if any), conversion rights (if any), and voting rights. No preferred stock was outstanding as of December 31, 2004 and 2003.

8.    Stockholders' Equity

  Stock Split

        In November 2004, the Company approved a 3.550972 for one forward stock split of the issued and outstanding common shares. All share information and per share data have been retroactively restated for all periods presented to reflect the stock split.

  2005 Stock Option Plan

        In January 2005, the Company adopted a stock option plan (the "2005 Stock Option Plan" or the "Plan"), which provides for the grant of both incentive stock options and non-statutory options. A total of 250,000 shares have been reserved for issuance under the 2005 Stock Option Plan.

        Options under the Company's 2005 Stock Option Plan are issuable only to eligible officers, directors, key employees and consultants of the Company. The 2005 Stock Option Plan is administered by a committee selected by the Board of Directors, which determines (subject to the limitations of the Plan or any limitations imposed by the Board of Directors) those individuals who shall receive options, the time period during which the options may be exercised, the number of shares of common stock that may be purchased under each option, and the option price.

        The per share exercise price of the common stock may not be less than the fair market value of the common stock on the date the option is granted. The aggregate fair market value (determined as of the date the option is granted) of the common stock that any employee may purchase in any calendar year pursuant to the exercise of incentive stock options may not exceed $100,000. No person who owns, directly or indirectly, at the time of the granting of an incentive plan stock option to him, more than 10% of the total combined voting power of all classes of stock of the Company shall be eligible to receive any incentive stock options under the 2005 Stock Option Plan unless the option price is at least 110% of the fair market value of the common stock subject to the option, determined on the date of grant.

9.    Commitments and Contingencies

  Lease Arrangements

        The Company leases its office facilities under a long-term leasing arrangement which expires in August 2009. The lease contains provisions for annual scheduled increases. The Company also leases an automobile under an operating lease. The following is a schedule of future minimum lease payments at

December 31, 2004 under the Company's operating leases that have initial or remaining noncancellable terms in excess of one year:

Year Ending December 31,	Facilities	Automobile	Total
2005	$56,834	$3,923	$60,757
2006	58,539	3,923	62,462
2007	60,296	327	60,623
2008	62,104	—	62,104
2009	42,223	—	42,223

Total Minimum Lease Payments	$279,996	$8,173	$288,169

        Rental expense charged to operations under all non-cancelable operating leases was $37,480 and $8,974 for the periods ended December 31, 2004 and 2003, respectively.

  Marketing Agreement

        The Company entered into a marketing relationship with an unaffiliated company in 2004. The agreement is for three years and will automatically renew for three-year terms unless terminated by the parties. The products subject to the agreement will consist of "dry food" items.

        As part of this agreement, the unaffiliated company will receive a commission of 3% of gross revenues under the agreement less sales credits. In addition, for its marketing, sales and other responsibilities pursuant to the agreement the unaffiliated company will receive 50% of the gross profits of the transactions subject to the agreement. For purposes of this agreement, the fees paid to Deja Plus per the Management Agreement are deducted from gross profit.

        In addition, the unaffiliated company will have exclusive rights to market and sell the products owned by the Company and stored in the unaffiliated company's warehouses located in the Eastern United States, which is considered the distribution area.

  Officer Indemnification

        Under the organizational documents, the Company's officers, employees, and directors are indemnified against certain liability arising out of the performance of their duties to the Company. The Company's maximum exposure under these arrangements is unknown as this would involve future claims that may be made against the Company that have not yet occurred.

10.    Related Party Transactions

  Revolving Credit Agreement

        In 2003, a revolving credit agreement for up to $250,000 was entered into between the Company and the Company's President. The agreement calls for interest at 10% per annum payable upon demand. The Company and its President verbally agreed that this agreement will be in effect for advances made from the President to the Company as well as from the Company to its President. Interest expense includes $3,396 and $4,374 for the periods ended December 31, 2004 and 2003, respectively related to this agreement. Interest income includes $1,811 for the year ended December 31, 2004 pursuant to this agreement.

  Loan Agreement

        In 2004, the Company's President formed and became Manager of Deja Plus. Deja Plus agreed to provide loans of up to the total available funds of Deja Plus to the Company. The Company agreed to pay a fee to Deja Plus equal to the greater of (i) 12% per annum of the funds available from the Fund to the Company or (ii) 25% of the gross profits from the purchase and resale of food products by the Company generated utilizing the funds from the Fund.

        As part of the agreement it was agreed that the food products purchased by the Company will be funded by Deja Plus, if Deja Plus has sufficient cash to fund each purchase. If Deja Plus does not have sufficient cash the Company can elect to purchase the food products with its own funds or those of third parties.

        The Company owes Deja Plus $1,929,516 under this agreement at December 31, 2004. This amount is reflected as Loan payable-affiliated company in the accompanying balance sheet. Interest expense for the year ended December 31, 2004 includes $219,848 related to this agreement.

        The Company has also made an investment in Deja Plus (Note 3).

11.    Retirement Plan

        In December 2004, the Company adopted a 401(k) plan covering all of its eligible employees. Employees may elect to defer up to 25% of compensation, subject to Internal Revenue Service limitations.

        The Company matches 25% of employee contributions up to 6% of eligible compensation. The Company's matching contribution is limited to $1,500 per employee per year. The Plan also contains a provision whereby the Company may make a discretionary contribution. The Company did not make contributions to the plan for the year ended December 31, 2004.

12.    Concentrations of Credit Risk and Major Customers

        Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of temporary cash investments and accounts receivable. The Company places its cash equivalents with high quality financial institutions and limits its credit exposure with any one financial institution. At times during the periods ended December 31, 2004 and 2003, the Company's cash in its banks exceeded the federally insured limits.

        Sales to major customers, which comprised 10% or more of net sales, for the periods ended December 31, 2004 and 2003 were as follows:

	2004	2003
Customer A	*	45%
Customer B	*	13%

*
Less than 10%

13.    Fair Value of Financial Instruments

        Disclosures about Fair Value of Financial Instruments for the Company's financial instruments are presented below. These calculations are subjective in nature and involve uncertainties and significant matters of judgment and do not include income tax considerations. Therefore, the results cannot be determined with precision and cannot be substantiated by comparison to independent market values and may not be realized in actual sale or settlement of the instruments. There may be inherent weaknesses in any calculation technique, and changes in the underlying assumptions used could significantly affect the results.

        The carrying amounts for cash and cash equivalents, receivables, accounts payable and accrued expenses, and bank overdraft approximate fair value because of the short maturities of these instruments. The carrying amounts for receivable from stockholder, note payable—bank, loan payable—affiliated company and long-term debt approximate fair value because the instruments contain market value interest rates.

14.    Subsequent Events

        In February 2005, the Company entered into a non-binding letter of intent to acquire all of the outstanding membership interests of M&L Wholesale Foods, Inc. ("M&L") for a purchase price of $1,000,000. The purchase price consists of $333,334 in cash, $333,333 by delivery of a promissory note to M&L's members and the remaining $333,333 by delivery of 333,333 shares of common stock of the Company. In addition, the Company agreed to pay at closing the amount of M&L's net equity at the closing date which is estimated to be approximately $500,000. The letter of intent is subject to a number of significant contingencies, including the audit of M&L's financial statements.

        Subsequent to December 31, 2004 the Company has sold an additional 170,278 shares of common stock in a Private Placement offering and an additional 100,000 shares to one of its directors. The price for each of these shares was $1.

DEJA FOODS, INC.

559,028 SHARES OF COMMON STOCK

        Until                        , 2005, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Article VII, Section 2, of our Articles of Incorporation provides for indemnification of our officers, directors and controlling persons to the full extent provided by Nevada law. Further, Article VII, Section 3, provides that no director is personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty by such person as a director or officer except for (i) a breach of the director's duty of loyalty to us or our stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct, fraud or a knowing violation of law, (iii) a transaction from which the director received an improper benefit or (iv) an act or omission for which the liability of a director is expressly provided under Nevada law.

        Under the Nevada corporate statutes, Nevada corporations are permitted to indemnify their officers and directors for liability to stockholders, so long as such indemnification does not include the items set forth in the previous paragraph under (i) through (iv).

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.(1)

SEC Registration Fees	$132
Blue Sky Filing Fees	$2,000
Blue Sky Legal Fees	$3,000
Printing Expenses	$5,000
Legal Fees	$80,000
Accounting Fees	$30,000
Transfer Agent Fees	$2,000
Miscellaneous Expenses	$27,868

Total	$150,000	(2)

(1)
All expenses, except the SEC registration fee, are estimated.

(2)
All expenses of the offering (excluding brokerage commissions) will be borne by the Registrant and not the selling stockholders.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

        In the last three years, we have issued the following shares of our unregistered securities:

            (i)  In August 2003 we issued 1,000,000 shares to our founder and Chief Executive Officer, David Fox, and in November 2004 we split the shares on the basis of 3.550972 shares for each share outstanding. All 1,000,000 shares were valued at $.001 per share and issued for cash, pursuant to the exemption provided by Section 4(2) of the Securities Act of 1933, as amended (the "1933 Act"). Subsequently, Mr. Fox gifted 10,000 shares to three individuals.

           (ii)  We have issued 59,028 shares to the following individuals, including the three individuals who received shares from Mr. Fox, all of whom were our employees or family members or friends of Mr. Fox for cash or services valued at $.01 to $1.00 per share and pursuant to the exemption provided by Section 4(2) of the 1933 Act:

Name	Number of Shares
Justin Borses	2,500
Craig Cooper	2,500
Patty Diaz	1,000
Rita Fernandez	1,000
Ava Fox	10,000
Eden Fox	10,000
Jon Fox	2,500
Joshua Fox	10,000
Tiffany Galvez	1,000
Louis Garcia	1,000
Annaka Gorton and Sam Harris	2,500
Larry J. Kosmont	2,500
Gregory Margolis	2,500
Scott Matis	1,000
Stanley and Leah Mitchell, Trustee	4,028
Robbie Fox Productions	5,000

TOTAL	59,028

          (iii)  Between December 2004 and February 2005, we issued a total of 500,000 shares to the following individuals at $1.00 per share.

Name	Shares
Betty Bennett	10,000
Linda Nguyen-Bennett	21,174
Matthew Bennett	61,048
Compensation Investment Club LLC	12,500
Barry Cooper	25,000
Hali Gillin	5,000
Neil Gitnick	40,700
Michelle Gonzalez and David Machado	42,903
Scott and Laura Kalb	10,000
Larry J. Kosmont	150,000
Melvin Monsher	20,000
Gregory Perlman	10,175
Gregory Rifkin	10,000
Steven Rottman	15,000
Geoffrey Rouse	1,500
Neal Rubin	10,000
Craig Stevens	10,000
Jill and Britt Terrell, Trustees	10,000
Tri M and ME, LLC	25,000
Gregory Wiviott, Trustee	10,000

TOTAL	500,000

        We relied upon the exemption provided by Regulation D and Section 4(2) of the 1933 Act in connection with the sales in section (iii), above. All of such individuals were friends or business associates of our Chief Executive Officer and were known by him to be accredited investors as defined in Rule 501 and suitable to make such an investment. All such investors executed a subscription agreement confirming that they were accredited investors. All shares issued contained a restrictive legend and the holders confirmed they were acquiring the shares for investment and without an intent to distribute the shares.

          (iv)  From time to time, we issue options to purchase shares of our common stock under our 2005 Stock Option Plan.

ITEM 27. EXHIBIT INDEX.

Exhibit No.	Description
3.1	Articles of Incorporation, as amended, of the Registrant
3.2	Bylaws of the Registrant
5.1	Opinion of Gary A. Agron
10.1	Management Agreement with Deja Plus High Yield Income Fund, LLC
10.2	Office Lease
10.3	Joint Venture Agreement with M&L Wholesale Foods, Inc.
10.4	2005 Stock Option Plan
23.1	Consent of Mayer Hoffman McCann P.C. Independent Registered Public Accountants
23.2	Consent of Gary A. Agron (See 5.1 above)

ITEM 28. UNDERTAKINGS.

        The Registrant hereby undertakes:

          (a)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

          In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          (b)   That subject to the terms and conditions of Section 13(a) of the Securities Exchange Act of 1934, it will file with the Securities and Exchange Commission such supplementary and periodic information, documents and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred in that section.

          (c)   That any post-effective amendment filed will comply with the applicable forms, rules and regulations of the Commission in effect at the time such post-effective amendment is filed.

          (d)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  To include any prospectus required by section 10(a)(3) of the Securities Act;

             (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (e)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (f)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

SIGNATURES

        Pursuant to the requirements of the Securities Act, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing Form SB-2 and has caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Encino, California on April 11, 2005.

DEJA FOODS, INC.
BY:	/S/ DAVID FOX David Fox Chief Executive Officer

        Pursuant to the requirements of the Securities Act, as amended, this Registration Statement has been signed below by the following persons on April 11, 2005.

Signature	Title

/s/ DAVID FOX David Fox	Chief Executive Officer, Chief Financial Officer, (Principal Accounting Officer) and Director
/s/ SCOTT MATIS Scott Matis	Senior Vice President
/s/ CRAIG B. COOPER Craig B. Cooper	Director
/s/ LARRY J. KOSMONT Larry J. Kosmont	Director

EXHIBIT INDEX

Exhibit No.	Description
3.1	Articles of Incorporation, as amended, of the Registrant
3.2	Bylaws of the Registrant
5.1	Opinion of Gary A. Agron
10.1	Management Agreement with Deja Plus High Yield Income Fund, LLC
10.2	Office Lease
10.3	Joint Venture Agreement with M&L Wholesale Foods, Inc.
10.4	2005 Stock Option Plan
23.1	Consent of Mayer Hoffman McCann P.C. Independent Registered Public Accountants
23.2	Consent of Gary A. Agron (See 5.1 above)